Exhibit 2.1

OMNIBUS AMENDMENT NO. 1

TO

ASSET PURCHASE AGREEMENTS

This OMNIBUS AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENTS (this “Amendment”) is made effective as of September 15, 2020, by and among (a) SBUD LLC, a Colorado limited liability company (“Buyer”), (b) Medicine Man Technologies, Inc. (dba Schwazze), a Nevada corporation (“Parent”), and (c) each signatory hereto designated as a Seller (each, a “Seller,” and collectively, the “Sellers”). Buyer, Parent and the Sellers are sometimes referred to herein individually as a “Party” and collectively as the “Parties”).

RECITALS

A.            On June 5, 2020, the Parties entered into those certain Asset Purchase Agreements listed on Schedule A attached hereto (the “Star Buds APAs”), pursuant to which Buyer agreed to purchase certain assets and assume certain liabilities related to certain retail marijuana dispensaries owned and operated by the Sellers on the terms, and subject to the conditions, set forth in each Star Buds APA.

B.             The Parties now desire to amend each Star Buds APA pursuant to the terms and subject to the conditions set forth in this Amendment.

AGREEMENT

In consideration of the foregoing and the respective covenants and agreements set forth in this Amendment and intending to be legally bound hereby, the Parties hereby agree as follows:

1.       Definitions. Capitalized terms used in this Amendment, except as otherwise defined in this Amendment, will have the meanings ascribed to them in the Star Buds APAs.

2.       Deferred Cash Payment. Section 3.3(a) of each Star Buds APA is hereby amended and replaced in its entirety with the following:

“(a) On or prior to the thirty (30)-month anniversary of the Closing Date, Buyer will pay to Seller or, to the extent designated by Seller in writing and in accordance with Section 3.11, to the Members in accordance with their respective Pro Rata Percentages, the remaining 33.33% of the Closing Cash Consideration, as finally determined in accordance with Section 3.4 (the “Deferred Cash Payment”), via wire transfer to the Seller’s Bank Account or the Member Bank Accounts, as applicable.”

3.       Interest Payments. Section 3.3(b) of each Star Buds APA is hereby amended and replaced in its entirety with the following:

“(b) Buyer shall pay interest on the Deferred Cash Payment via wire transfer to the Seller’s Bank Account or, to the extent designated by Seller in writing and in accordance with Section 3.11, to the Member Bank Accounts in accordance with each Member’s respective Pro Rata Percentages, on the following dates (each, an “Interest Payment Date,” and the periods of time between such dates (including the Interest Payment Date at the end of such period), the “Interest Periods”) and in the following amounts (the “Interest Payments”):

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(i)     During the twelve (12) month period following the Closing Date, the aggregate outstanding Deferred Cash Payment will bear simple interest at an annual rate of four percent (4%) payable quarterly, such that on each of the three (3), six (6), nine (9) and twelve (12) month anniversaries of the Closing Date, Buyer will pay an amount equal to one percent (1%) of the aggregate outstanding Deferred Cash Payment. Following the payment of all four (4) Interest Payments set forth in this Section 3.3(b)(i) (and subject to this Section 3.3(b)), Buyer will have paid an amount equal to four percent (4%) of the Deferred Cash Payment in the aggregate.

(ii)    From the twelve (12) month anniversary of the Closing Date through the twenty-four (24) month anniversary of the Closing Date, the aggregate outstanding Deferred Cash Payment will bear simple interest at an annual rate of six percent (6%) payable quarterly, such that on each of the fifteen (15), eighteen (18), twenty-one (21), and twenty-four (24) month anniversaries of the Closing Date, Buyer will pay an amount equal to one and five tenths percent (1.5%) of the aggregate outstanding Deferred Cash Payment. Following the payment of all four (4) Interest Payments set forth in this Section 3.3(b)(ii) (and subject to this Section 3.3(b)), Buyer will have paid an amount equal to six percent (6%) of the Deferred Cash Payment in the aggregate; and

(iii)   From the twenty-four (24) month anniversary of the Closing Date through the thirty (30) month anniversary of the Closing Date, the aggregate outstanding Deferred Cash Payment will bear simple interest at an annual rate of eight percent (8%), such that on each of the twenty-seven (27) and thirty (30) month anniversaries of the Closing Date, Buyer will pay an amount equal to two percent (2%) of the aggregate outstanding Deferred Cash Payment. Following the payment of the two (2) Interest Payments set forth in this Section 3.3(b)(iii) (and subject to this Section 3.3(b)), Buyer will have paid an amount equal to four percent (4%) of the Deferred Cash Payment in the aggregate.

Notwithstanding anything to the contrary herein, the Deferred Cash Payment may be prepaid in part or in full to Seller at any time prior to the thirty (30)-month of the Closing Date, in which case (y) the amount of interest due on the date of such prepayment will be calculated based on the number of days elapsed in the applicable Interest Period and (z) any subsequent Deferred Cash Payment (if prepaid in part) will be adjusted based on the remaining, unpaid amount of the Deferred Cash Payment. Any partial payments will go first toward accrued but unpaid Interest Payments and then to the remaining, unpaid amount of the Deferred Cash Payment.”

4.       Security Agreement. Section 3.3(c) of each Star Buds APA is hereby amended and replaced in its entirety with the following:

“(c) Payment of the Deferred Cash Payment and Interest Payments shall be secured by a proportional part of the Purchased Assets under the terms of a security agreement in substantially the form attached as Exhibit A to this Agreement (the “Security Agreement”), provided that the Security Agreement will be subordinated to any existing or future commercial lenders to Buyer, including in connection with the Financing, for other indebtedness in an amount not to exceed Forty Million Dollars ($40,000,000). If requested by any such commercial lender, Seller and the Members will execute and deliver one or more subordination agreements (and any customary documents or deliverables related thereto) in form and substance reasonably satisfactory to such commercial lender, subject to approval by Seller or the Members signatory thereto, which approval will not be unreasonably withheld, conditioned or delayed.”

5.       Stock Consideration. Parent has entered into negotiations with potential equity investors in connection with obtaining the Financing (the “Equity Investors”), which negotiations contemplate the creation of a new class of Series A Cumulative Convertible Preferred Stock, the terms of which will be set forth in Parent’s Certificate of Incorporation, as amended and including any Certificate of Designation (the Series A Cumulative Convertible Preferred Stock on the terms designated by Parent and issued to the Equity Investors, the “Parent Preferred Stock”). Contingent upon the creation of such Parent Preferred Stock, the parties hereto agree as follows:

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(a)    Definition and Issuance of Parent Preferred Stock. Section 3.2(c) of each Star Buds APA is hereby amended and replaced in its entirety with the following:

“(c) Parent will issue to Seller, or, to the extent designated by Seller in writing at least five (5) Business Days prior to the Closing Date and in accordance with Section 3.11, to the Members in accordance with their respective Pro Rata Percentages, a number of shares of unregistered Series A Cumulative Convertible Preferred Stock, of par value per share as set forth in Parent’s Certificate of Incorporation, as amended (and including any Certificate of Designation), of Parent on the same terms as issued to equity investors in connection with the Financing (“Parent Preferred Stock”) equal to 85% of the Stock Value divided by the Per Parent Share Price (the “Closing Stock Payment”)”

(b)    Definition of Parent Common Stock. The definition of “Parent Common Stock” in Annex A (Definitions) of each Star Buds APA is hereby amended and replaced in its entirety with the following:

““Parent Common Stock” means the common stock, par value $0.001 per share, of Parent.”

(c)    Deposit of Indemnity Escrow Shares. Section 3.2(d) of each Star Buds APA is hereby amended and replaced in its entirety with the following:

“(d) Parent will deposit with the Escrow Agent a number of shares of unregistered Parent Preferred Stock equal to fifteen percent (15%) of the Stock Value divided by the Per Parent Share Price (the “Indemnity Escrow Shares”) in an account to be established by the Escrow Agent in accordance with the Escrow Agreement (the “Escrow Account”)”

(d)    Purchase Price Adjustments. Section 3.4(e)(i) of each Star Buds APA is hereby amended and replaced in its entirety with the following:

“(i) If the Purchase Price as finally determined under this Section 3.4 is greater than the Closing Purchase Price, at Seller’s option, Buyer will (A) pay to Seller (or if directed by Seller in accordance with Section 3.11, to the Members in accordance with their respective Pro Rata Percentages) the amount by which the Purchase Price as finally determined under this Section 3.4 exceeds the Closing Purchase Price by wire transfer of immediately available funds to the Seller’s Bank Accounts or Member Bank Accounts, as applicable, or (B) cause Parent to issue to Seller (or, if directed by Seller in accordance with Section 3.11, to the Members in accordance with their respective Pro Rata Percentages) a number of shares of Parent Preferred Stock equal to such excess divided by the Per Parent Share Price.”

(e)    Definition of Per Parent Share Price. The definition of “Per Parent Share Price” in Annex A (Definitions) of each Star Buds APA is hereby amended and replaced in its entirety with the following:

““Per Parent Share Price” means One Thousand Dollars ($1,000).”

6.       Ancillary Documents. Contingent upon the creation of the Parent Preferred Stock, references to Parent Common Stock (in whatever form) in the Investor Questionnaire and the Escrow Instructions attached as exhibit to each Star Buds APA are hereby removed and replaced with Parent Preferred Stock, and the parties hereto agree to implement such changes in the final, execution versions of the Investor Questionnaires and Escrow Instructions.

7.       Other Terms of Preferred Stock. Contingent upon the creation of the Parent Preferred Stock, and in consideration of the of the amendments to the Star Buds APAs set forth herein, each Seller and each Member hereby agrees upon the written request of Parent to execute and deliver any stockholders agreements, voting agreements, lock-up agreements, standstill arraignments, legend requirements or other agreements relating to the restriction on transfer, drag-along obligations, or voting of the Preferred Stock which are entered into by the holders of at least a majority of the then outstanding shares of Preferred Stock (“Preferred Stock Deliverables”). In furtherance of the foregoing, any Preferred Stock Deliverables (upon written request of Parent) will be deemed to be closing deliverables of the Sellers and Members under Section 4.2(a) of each Star Buds APA.

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8.       Proof of Funds. Section 11.1(b)(ii) of each Star Buds APA is hereby removed and replaced in its entirety with the following:

“(ii) Buyer fails to deliver Proof of Funds on or before October 30, 2020.”

9.       Termination Date. The definition of “Termination Date” set forth in Annex A (Definitions) of each Star Buds APA is hereby removed and replaced in its entirety with the following:

““Termination Date” means November 30, 2020.”

10.     Director Appointment. Upon the closing of all Star Buds APAs and conditioned upon meeting the eligibility and qualifications of a director of Parent (taking into account the size and nature of Parent and its regulated industry), Parent will recommend to its Board of Directors and stockholders that Naser Joudeh be appointed or elected, as applicable, to the Board of Directors of Parent. If Naser Joudeh fails to meet such eligibility and qualification requirements, Brian Ruden may designate a replacement, which replacement must (a) be approved in writing by the chairman of the board of Parent and (b) otherwise meet such eligibility and qualification requirements.

11.     No Other Changes. Except as expressly set forth in this Amendment, the Star Buds APAs remain in full force and effect and are hereby ratified and confirmed. The Star Buds APAs, as modified by this Amendment, constitute the entire agreement of the Parties with respect to the subject matter of the Star Buds APAs and supersede all other discussions, negotiations and understandings with respect to such subject matter. Any reference to the Star Buds APAs from and after the date of this Amendment will be deemed and construed as meaning the Star Buds APAs as modified by this Amendment.

12.     Governing Law. This Amendment, and all claims or causes of action based upon, arising out of, or related to this Amendment or the transactions contemplated hereby will be governed by, and construed in accordance with, the Laws of the State of Colorado, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

13.     Captions; Counterparts. The captions in this Amendment are for convenience only and will not be considered a part of or affect the construction or interpretation of any provision of this Amendment. This Amendment may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. By its signature below, each Seller is acting on Seller’s own behalf and on behalf of each Member signatory to the particular Star Buds APA to which such Seller is a signatory pursuant to the appointment of such Seller as the agent, attorney in fact and representative of such Member or Members pursuant to Section 12.19 of such Star Buds APA.

[Signature Page Follows.]

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IN WITNESS WHEREOF, the undersigned have executed this Amendment to become effective as of the date first set forth above.

BUYER:

SBUD LLC

By: Schwazze Colorado LLC, the sole manager of SBUD LLC

By: Medicine Man Technologies, Inc. (dba Schwazze),

the sole manager of Schwazze Colorado LLC

By: /s/ Justin Dye

Justin Dye

Chief Executive Officer

PARENT:

Medicine man Technologies, Inc.

By: /s/ Justing Dye

Justin Dye

Chief Executive Officer

By: /s/ Leonardo Riera

Leonardo Riera, Director/

Member of Board Special

Committee

[Signature Page to Omnibus Amendment No. 1 to Asset Purchase Agreements]

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SELLERS:

COLORADO HEALTH CONSULTANTS LLC	STARBUDS LOUISVILLE LLC

By: /s/ Brian Ruden	By: /s/ Brian Ruden
Brian Ruden	Brian Ruden
Manager	Manager

STARBUDS AURORA LLC	KEW LLC

By: /s/ Brian Ruden	By: /s/ Brian Ruden
Brian Ruden	Brian Ruden
Manager	Manager

SB ARAPAHOE LLC	LUCKY TICKET LLC

By: /s/ Brian Ruden	By: /s/ Brian Ruden
Brian Ruden	Brian Ruden
Manager	Manager

STARBUDS COMMERCE CITY LLC	STARBUDS NIWOT LLC

By: /s/ Brian Ruden	By: /s/ Brian Ruden
Brian Ruden	Brian Ruden
Manager	Manager

STARBUDS PUEBLO LLC	LM MJC LLC

By: /s/ Brian Ruden	By: /s/ Ernest Craumer
Brian Ruden	Ernest Craumer
Manager	Manager

STARBUDS ALAMEDA LLC	MOUNTAINVIEW 44TH LLC
By: /s/ Brian Ruden
Brian Ruden	By: /s/ NaserJoudeh
Manager	Naser Joudeh
Manager

CITI-MED LLC

By: /s/ Ghada Joudeh
Ghada Joudeh
Manager

[Signature Page to Omnibus Amendment No. 1 to Asset Purchase Agreements]

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SCHEDULE A

Star Buds APAs

1.                   Asset Purchase Agreement, dated as of June 5, 2020, by and among Medicine Man Technologies, Inc., Colorado Health Consultants LLC, and the members named therein.

2.                   Asset Purchase Agreement, dated as of June 5, 2020, by and among Medicine Man Technologies, Inc., Starbuds Aurora LLC, and the members named therein.

3.                   Asset Purchase Agreement, dated as of June 5, 2020, by and among Medicine Man Technologies, Inc., SB Arapahoe LLC, and the members named therein.

4.                   Asset Purchase Agreement, dated as of June 5, 2020, by and among Medicine Man Technologies, Inc., Starbuds Commerce City LLC, and the members named therein.

5.                   Asset Purchase Agreement, dated as of June 5, 2020, by and among Medicine Man Technologies, Inc., Starbuds Pueblo LLC, and the members named therein.

6.                   Asset Purchase Agreement, dated as of June 5, 2020, by and among Medicine Man Technologies, Inc., Starbuds Alameda LLC, and the members named therein.

7.                   Asset Purchase Agreement, dated as of June 5, 2020, by and among Medicine Man Technologies, Inc., Citi-Med LLC, and the members named therein.

8.                   Asset Purchase Agreement, dated as of June 5, 2020, by and among Medicine Man Technologies, Inc., Starbuds Louisville LLC, and the members named therein.

9.                   Asset Purchase Agreement, dated as of June 5, 2020, by and among Medicine Man Technologies, Inc., KEW LLC, and the members named therein.

10.               Asset Purchase Agreement, dated as of June 5, 2020, by and among Medicine Man Technologies, Inc., Lucky Ticket LLC, and the members named therein.

11.               Asset Purchase Agreement, dated as of June 5, 2020, by and among Medicine Man Technologies, Inc., Starbuds Niwot LLC, and the members named therein.

12.               Asset Purchase Agreement, dated as of June 5, 2020, by and among Medicine Man Technologies, Inc., LM MJC LLC, and the members named therein.

13.               Asset Purchase Agreement, dated as of June 5, 2020, by and among Medicine Man Technologies, Inc., Mountain View 44th LLC, and the members named therein.

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